Exhibit 99.1

THE CHILDREN’S PLACE REPORTS FIRST QUARTER 2019 RESULTS

Reports Q1 GAAP Earnings per Diluted Share of $0.28 versus $1.78 in Q1 2018

Reports Q1 Adjusted Earnings per Diluted Share of $0.36 versus $1.87 in Q1 2018

Raises Full Year 2019 Adjusted Earnings per Diluted Share Guidance to $5.75 to $6.25

Provides Q2 2019 Adjusted Earnings per Diluted Share Guidance of $0.00 to $0.20

Secaucus, New Jersey – May 15, 2019 – The Children’s Place, Inc. (Nasdaq: PLCE), the largest pure-play children’s specialty apparel retailer in North America, today announced financial results for the first quarter ended May 4, 2019.

Jane Elfers, President and Chief Executive Officer announced, “Our Q1 results significantly exceeded our expectations despite our 70% store overlap with the approximately 800 Gymboree and Crazy 8 liquidations that occurred in Q1 and the headwind of a later Easter. Our sales began to accelerate in mid-March and continued to strengthen through the end of the quarter, resulting in positive comparable retail sales in excess of 20% for the month of April. Our product clearly resonated with our customers and our inventory is well positioned entering Q2.”

Ms. Elfers continued, “With respect to the Gymboree integration, we are on track for an early 2020 launch. Importantly, the recent launch of Tiny Collections, the curated toddler line we developed in response to Gymboree’s failed merchandising strategy, is performing above expectations, generating a significantly higher AUR as compared to our TCP-branded product.”

Ms. Elfers concluded, “Several years ago, we developed a multi-pronged strategy to position the company to successfully compete in a period of rapid digital change. Fast forward to today-- we are a global omni-channel retailer with a best-in-class management team. Our product offering is consistently well-received, our real estate portfolio is optimized, our digital investments have been accelerated to position us to continue to capture market share, and our diversified sourcing strategy provides us with a key competitive advantage. The successful execution of these strategic initiatives has uniquely positioned us to succeed during a period of digital disruption and unprecedented industry consolidation. We look forward to continuing to deliver for our shareholders in 2019 and beyond.”

Financial Results

The Company’s results are reported in this press release on a GAAP and as adjusted, non-GAAP basis. A reconciliation of non-GAAP to GAAP financial information is provided at the end of this press release.

First Quarter 2019 Results

Net sales decreased 5.5% to $412.4 million in the first three months of 2019 from $436.3 million in the first three months of 2018, primarily as a result of a comparable retail sales decrease of 4.6%.

Net income was $4.5 million, or $0.28 per diluted share, in the first three months of 2019, compared to net income of $31.5 million, or $1.78 per diluted share, in the first three months of 2018. Adjusted net income was $5.8 million, or $0.36 per diluted share, compared to adjusted net income of $33.2 million, or $1.87 per diluted share, in the first three months of last year.

Gross profit was $152.0 million in the first three months of 2019, compared to $160.2 million in the first three months of 2018. Adjusted gross profit was $151.4 million in the first three months of 2019, compared to $161.5 million last year, and deleveraged 30 basis points to 36.7% of net sales, primarily as a result of the deleverage of fixed expenses resulting from the decline in comparable retail sales, and increased penetration of our ecommerce business, which operates at a lower gross margin rate. Despite an adverse impact on merchandise margin rate due to the Gymboree liquidation, merchandise margins increased primarily as a result of higher realized prices and lower product costs.

Selling, general, and administrative expenses were $128.0 million in the first three months of 2019, compared to $118.5 million in the first three months of 2018. Adjusted SG&A was $127.2 million in the first three months of 2019, compared to $118.7 million last year, and deleveraged 360 basis points to 30.8% of net sales, primarily as a result of the deleverage of fixed expenses resulting from the decline in comparable retail sales and higher incentive compensation expense.

Operating income was $5.0 million in the first three months of 2019, compared to operating income of $23.1 million in the first three months of 2018. Adjusted operating income was $6.6 million in the first three months of 2019, compared to adjusted operating income of $25.4 million last year, and deleveraged 420 basis points to 1.6% of sales.

For the first three months of 2019, the Company’s adjusted results exclude net expenses of approximately $1.3 million, as compared to excluded net expenses of approximately $1.7 million in the first three months of 2018, comprising certain items which the Company believes are not reflective of the performance of its core business. For the first three months of 2019, these excluded items are primarily related to accelerated depreciation, asset impairment charges, restructuring costs, and consulting costs incurred in connection with the integration of the Gymboree brand, partially offset by income associated with the exit of a store lease. For the first three months of 2018, these excluded items are primarily related to restructuring costs, including an inventory write-off associated with the transition of our China business to a franchise partner, and asset impairment charges, partially offset by income associated with insurance proceeds related to a claim settlement.

Store Openings and Closures

Consistent with the Company’s store fleet optimization initiative, the Company opened one store and closed two stores during the first quarter of 2019. The Company ended the first quarter with 971 stores and square footage of 4.5 million, a decrease of 3.2% compared to the prior year. Since our fleet optimization initiative was announced in 2013, the Company has closed 213 stores.

The Company’s international franchise partners opened nine points of distribution in the first quarter, and the Company ended the quarter with 212 international points of distribution open and operated by its eight franchise partners in 20 countries.

Capital Return Program

During the first three months of 2019, the Company repurchased 344 thousand shares for approximately $33 million, inclusive of shares repurchased and surrendered to cover tax withholdings associated with the vesting of equity awards held by management. The Company also paid a quarterly dividend of approximately $9 million, or $0.56 per share, in the quarter.

Since 2009, the Company has repurchased approximately $1.2 billion of its common stock and, since 2014, paid approximately $109 million in dividends. At the end of the first quarter of 2019, approximately $206 million remained available for future share repurchases under the Company’s existing share repurchase program.

Outlook

The Company is providing guidance for the second quarter and updated guidance for fiscal year 2019.

For fiscal 2019, the Company updated outlook includes:

•	Net Sales in the range of $1.905 billion to $1.925 billion

•	Comparable retail sales growth approximately flat to 2018

•	Adjusted operating margin in the range of 6.4% to 6.9%

•	Adjusted net income per diluted share in the range of $5.75 to $6.25

For the second quarter of 2019, the Company expects:

•	Net Sales in the range of $415 million to $420 million

•	Comparable retail sales down in the range of -5.0% to -4.0%

•	Adjusted operating margin in the range of 0.4% to 1.3%
•	Adjusted net income per diluted share in the range of $0.00 to $0.20

Conference Call Information

The Children’s Place will host a conference call on Wednesday, May 15th at 8:00 a.m. Eastern Time to discuss its first quarter fiscal 2019 results and the Company’s outlook. The call will be broadcast live at http://investor.childrensplace.com. An audio archive will be available on the Company’s website approximately one hour after the conclusion of the call. A conference call transcript will also be posted on our website.

Financial Results

The Company’s results are reported in this press release on a GAAP and as adjusted, non-GAAP basis. Adjusted net income, adjusted net income per diluted share, adjusted gross profit, adjusted selling, general, and administrative expense, adjusted operating income, and adjusted operating margin are non-GAAP measures, and are not intended to replace GAAP financial information and may be different from non-GAAP measures reported by other companies. The Company believes the income and expense items excluded as non-GAAP adjustments are not reflective of the performance of its core business and that providing this supplemental disclosure to investors will facilitate comparisons of the past and present performance of its core business. The Company uses non-GAAP results as one of the metrics to measure operating performance, including, to measure performance for purposes of the Company’s annual bonus and long-term incentive compensation plans.

About The Children’s Place

The Children’s Place is the largest pure-play children’s specialty apparel retailer in North America. The Company designs, contracts to manufacture, sells at retail and wholesale, and licenses to sell fashionable, high-quality merchandise at value prices, primarily under the proprietary “The Children’s Place,” “Place” and “Baby Place” brand names. As of May 4, 2019, the Company operated 971 stores in the United States, Canada and Puerto Rico, an online store at www.childrensplace.com, and had 212 international points of distribution open and operated by its eight franchise partners in 20 countries.

Forward Looking Statements

This press release contains or may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements relating to the Company’s strategic initiatives and adjusted net income per diluted share. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “project,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements are expressed differently. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results and performance to differ materially. Some of these risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended February 2, 2019. Included among the risks and uncertainties that could cause actual results and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by changes in economic conditions, the risk that the Company’s strategic initiatives to increase sales and margin are delayed or do not result in anticipated improvements, the risk of delays, interruptions and disruptions in the Company’s global supply chain, including resulting from foreign sources of supply in less developed countries or more politically unstable countries, the risk that the cost of raw materials or energy prices will increase beyond current expectations or that the Company is unable to offset cost increases through value engineering or price increases, various types of litigation, including class action litigations brought under consumer protection, employment, and privacy and information security laws and regulations, the imposition of regulations affecting the importation of foreign-produced merchandise, including duties and tariffs, and the uncertainty of weather patterns. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact: Anthony Attardo, CFA, Director, Investor Relations, (201) 453-6693

(Tables Follow)

    THE CHILDREN’S PLACE, INC.

    CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

    (In thousands, except per share amounts)

    (Unaudited)

	First Quarter Ended
	May 4,	May 5,
	2019	2018
Net sales	$412,382	$436,314
Cost of sales	260,406	276,122
Gross profit	151,976	160,192
Selling, general and administrative expenses	128,006	118,467
Asset impairment charges	348	1,257
Other costs	-	4
Depreciation and amortization	18,584	17,406
Operating income	5,038	23,058
Interest expense	(1,711)	(297)
Income before taxes	3,327	22,761
Benefit for income taxes	(1,163)	(8,776)
Net income	$4,490	$31,537

Earnings per common share
Basic	$0.28	$1.85
Diluted	$0.28	$1.78

Weighted average common shares outstanding
Basic	15,847	17,002
Diluted	16,107	17,734

THE CHILDREN’S PLACE, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP

(In thousands, except per share amounts)

(Unaudited)

	First Quarter Ended
	May 4,	May 5,
	2019	2018

Net income	$4,490	$31,537

Non-GAAP adjustments:
Accelerated depreciation	968	-
Asset impairment charges	348	1,257
Restructuring costs	321	1,661
Gymboree integration costs	194	-
Insurance claim settlement	-	(606)
Fleet optimization	(235)	-
Aggregate impact of Non-GAAP adjustments	1,596	2,312
Income tax effect (1)	(423)	(538)
Prior year uncertain tax positions (2)	135	(112)
Net impact of Non-GAAP adjustments	1,308	1,662

Adjusted net income	$5,798	$33,199

GAAP net income per common share	$0.28	$1.78

Adjusted net income per common share	$0.36	$1.87

(1) The tax effects of the non-GAAP items are calculated based on the statutory rate of the jurisdiction in which the discrete item resides.

(2) Prior year tax related to uncertain tax positions.

	First Quarter Ended
	May 4,	May 5,
	2019	2018

Operating income	$5,038	$23,058

Non-GAAP adjustments:
Accelerated depreciation	968	-
Asset impairment charges	348	1,257
Restructuring costs	321	1,661
Gymboree integration costs	194	-
Insurance claim settlement	-	(606)
Fleet optimization	(235)	-
Aggregate impact of Non-GAAP adjustments	1,596	2,312

Adjusted operating income	$6,634	$25,370

THE CHILDREN’S PLACE, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP

(In thousands, except per share amounts)

(Unaudited)

	First Quarter Ended
	May 4,	May 5,
	2019	2018

Gross Profit	$151,976	$160,192

Non-GAAP adjustments:
Fleet optimization	(550)	-
Restructuring costs	-	1,289
Aggregate impact of Non-GAAP adjustments	(550)	1,289

Adjusted Gross Profit	$151,426	$161,481

	First Quarter Ended
	May 4,	May 5,
	2019	2018

Selling, general and administrative expenses	$128,006	$118,467

Non-GAAP adjustments:
Restructuring costs	(321)	(372)
Fleet optimization	(315)	-
Gymboree integration costs	(194)	-
Insurance claim settlement	-	606
Aggregate impact of Non-GAAP adjustments	(830)	234

Adjusted Selling, general and administrative expenses	$127,176	$118,701

THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	May 4,	February 2,	May 5,
	2019	2019*	2018
Assets:
Cash and cash equivalents	$66,111	$69,136	$90,121
Accounts receivable	39,562	35,123	31,960
Inventories	341,174	303,466	334,680
Other current assets	27,156	27,670	69,569
Total current assets	474,003	435,395	526,330

Property and equipment, net	249,836	260,357	260,762
Right-of-use assets	458,702	-	-
Tradenames, net	73,656	-	-
Other assets, net	29,757	31,294	23,835
Total assets	$1,285,954	$727,046	$810,927

Liabilities and Stockholders' Equity:
Revolving loan	$153,072	$48,861	$46,800
Accounts payable	205,643	194,786	219,488
Current lease liabilities	133,783	-	-
Accrued expenses and other current liabilities	107,704	87,752	98,813
Total current liabilities	600,202	331,399	365,101

Long-term lease liabilities	367,307	-	-
Other liabilities	38,071	81,210	102,689
Total liabilities	1,005,580	412,609	467,790

Stockholders' equity	280,374	314,437	343,137

Total liabilities and stockholders' equity	$1,285,954	$727,046	$810,927

* Derived from the audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended February 2, 2019.

THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED CASH FLOWS

(In thousands)

(Unaudited)

	13 Weeks Ended	13 Weeks Ended
	May 4,	May 5,
	2019	2018

Net income	$4,490	$31,537
Non-cash adjustments	29,320	27,016
Working Capital	(12,625)	(71,298)
Net cash provided by (used in) operating activities	21,185	(12,745)

Net cash provided by (used in) investing activities	(86,492)	3,602

Net cash provided by (used in) financing activities	61,962	(145,317)

Effect of exchange rate changes on cash	320	62

Net decrease in cash and cash equivalents	(3,025)	(154,398)

Cash and cash equivalents, beginning of period	69,136	244,519

Cash and cash equivalents, end of period	$66,111	$90,121

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